As filed with the Securities and Exchange Commission on October 2, 2006
                                                     Registration No. 333-135562
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                TO THE FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          BEN FRANKLIN FINANCIAL, INC.
                 (Name of Small Business Issuer in Its Charter)

      Federal                        6712                   To be applied for
(State or Other         (Primary Standard Industrial       (I.R.S. Employer
Jurisdiction of          Classification Code Number)      Identification Number)
Incorporation or
Organization)
                              14 North Dryden Place
                        Arlington Heights, Illinois 60004
                                 (847) 398-0990
                        (Address and Telephone Number of
                          Principal Executive Offices)

                              14 North Dryden Place
                        Arlington Heights, Illinois 60004
                    (Address of Principal Place of Business)

                                C. Steven Sjogren
                              14 North Dryden Place
                        Arlington Heights, Illinois 60004
                                 (847) 398-0990
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                              Kip A. Weissman, Esq.
                             Benjamin M. Azoff, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                     5335 Wisconsin Avenue, N.W., Suite 400
                             Washington, D.C. 20015
                                 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                   CALCULATION OF REGISTRATION FEE
======================================== =================== ==================== ==================== =====================

                                                              Proposed maximum     Proposed maximum
        Title of each class of              Amount to be       offering price          aggregate            Amount of
      securities to be registered            registered           per share          offering price      registration fee
---------------------------------------- ------------------- -------------------- -------------------- ---------------------
Common Stock, $0.01 par value per share    892,688 shares          $10.00           $8,926,800 (1)           $956(2)
---------------------------------------- ------------------- -------------------- -------------------- ---------------------

(1)  Estimated solely for the purpose of calculating the registration fee. (2)
(2)  Previously filed.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II:      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.      Exhibits and Financial Statement Schedules:

              The exhibits filed as part of this registration statement are as follows:

         (a)  List of Exhibits

1.1 Engagement Letter between Ben Franklin Bank of Illinois and Keefe, Bruyette & Woods, Inc.*
1.2 Form of Agency Agreement between Ben Franklin Financial, Inc., Ben Franklin Financial, MHC, Ben Franklin Bank of Illinois
         and Keefe, Bruyette & Woods, Inc.*
2 Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, as amended.*
3.1      Charter of Ben Franklin Financial, Inc.*
3.2      Bylaws of Ben Franklin Financial, Inc.*
4        Form of Common Stock Certificate of Ben Franklin Financial, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
8.2      State Tax Opinion of Crowe Chizek & Co., LLC*
10.1     Simple IRA Savings Plan*
10.2     Employee Stock Ownership Plan*
10.3     Form of Employment Agreement with C. Steven Sjogren*
10.4     Form of Employment Agreement with Glen A. Miller*
10.5     Form of Employment Agreement with Robin L. Jenkins*
10.6     Form of Employment Agreement with Angie Plesiotis*
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)*
23.2     Consent of Crowe Chizek & Co., LLC*
23.3     Consent of RP Financial, LC.*
24       Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between Ben Franklin Bank of Illinois and RP Financial, LC.*
99.2 Business Plan Agreement between Ben Franklin Bank of Illinois and Keller & Company, Inc.*
99.3     Appraisal Report of RP Financial, LC. *,**
99.4     Letter of RP Financial, LC. with respect to Subscription Rights*
99.5     Marketing Materials*
99.6     Order and Acknowledgment Form*
99.7     Letter to Members

-------------------------------
*        Previously filed.
**       Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Arlington Heights, State of Illinois on October 2, 2006.

                                  BEN FRANKLIN FINANCIAL, INC.


                                  By: /s/ C. Steven Sjogren
                                      -----------------------------------------
                                      C. Steven Sjogren
                                      Chairman of the Board, President and Chief
                                      Executive Officer
                                      (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Ben Franklin Financial, Inc. (the "Company") hereby severally constitute and appoint C. Steven Sjogren as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said C. Steven Sjogren may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said C. Steven Sjogren shall do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

      Signatures                Title                                   Date
      ----------                -----                                   ----

/s/ C. Steven Sjogren     Chairman of the Board,  President
---------------------     and Chief Executive Officer            October 2, 2006
C. Steven Sjogren         (Principal Executive Officer)


/s/ Glen A. Miller        Vice  President,  Chief Financial
------------------        Officer and Treasurer  (Principal      October 2, 2006
Glen A. Miller            Financial and Accounting Officer)


/s/ Robert E. DeCelles    Director                               October 2, 2006
----------------------
Robert E. DeCelles


/s/ Bernadine V. Dziedzic Director                               October 2, 2006
---------------------
Bernadine V. Dziedzic

/s/ John R. Perkins       Director                               October 2, 2006
-------------------
John R. Perkins


/s/ Nicholas J. Raino     Director                               October 2, 2006
---------------------
Nicholas J. Raino


/s/ James M. Reninger     Director                               October 2, 2006
---------------------
James M. Reninger

    As filed with the Securities and Exchange Commission on October 2, 2006
                                                     Registration No. 333-135562
================================================================================

                    ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ---------------------------------------








                                    EXHIBITS
                        TO POST EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2




                          Ben Franklin Financial, Inc.
                           Arlington Heights, Illinois


================================================================================

                                  EXHIBIT INDEX

1.1 Engagement Letter between Ben Franklin Bank of Illinois and Keefe, Bruyette & Woods, Inc.*
1.2 Form of Agency Agreement between Ben Franklin Financial, Inc., Ben Franklin Financial, MHC, Ben Franklin Bank of Illinois
         and Keefe, Bruyette & Woods, Inc.*
2 Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, as amended.*
3.1      Charter of Ben Franklin Financial, Inc.*
3.2      Bylaws of Ben Franklin Financial, Inc.*
4        Form of Common Stock Certificate of Ben Franklin Financial, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
8.2      State Tax Opinion of Crowe Chizek & Co., LLC *
10.1     Simple IRA Savings Plan*
10.2     Employee Stock Ownership Plan*
10.3     Form of Employment Agreement with C. Steven Sjogren*
10.4     Form of Employment Agreement with Glen A. Miller*
10.5     Form of Employment Agreement with Robin L. Jenkins*
10.6     Form of Employment Agreement with Angie Plesiotis*
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)*
23.2     Consent of Crowe Chizek & Co., LLC*
23.3     Consent of RP Financial, LC.*
24       Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between Ben Franklin Bank of Illinois and RP Financial, LC.*
99.2 Business Plan Agreement between Ben Franklin Bank of Illinois and Keller & Company, Inc.*
99.3     Appraisal Report of RP Financial, LC. *,**
99.4     Letter of RP Financial, LC. with respect to Subscription Rights*
99.5     Marketing Materials*
99.6     Order and Acknowledgment Form*
99.7     Letter to Members

-------------------------------
*        Previously filed.
**       Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.